UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRESHWATER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	4941	98-0508360
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

30 Denver Crescent, Suite 200, Toronto, Ontario, Canada M2J 1G8 Phone: (416) 490-0254
(Address and telephone number of registrant's principal executive offices)

Incorp Services, Inc.
3155 East Patrick Lane, Ste. 1
Las Vegas, Nevada 89120
702-866-2500
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
Attn: Cam McTavish, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration
Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If delivery of the properties is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	20,400,000	$0.50	$10,200,000	$1,091.40
Total Registration Fee				$1,091.40

(1)

An indeterminate number of additional shares of common stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

The selling stockholders will sell their shares of our common stock at a price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on the market or securities exchange, and we have not applied for listing or quotation on the public market.

(3)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
____, 2007

FRESHWATER TECHNOLOGIES, INC.
A NEVADA CORPORATION

20,400,000 SHARES OF COMMON STOCK OF FRESHWATER TECHNOLOGIES, INC.
_________________________________

               This prospectus relates to 20,400,000 shares of common stock of Freshwater Technologies, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any other exchange. The purchaser in this offering may be receiving an illiquid security. Additionally, we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

               Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2007.

               The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

               As used in this prospectus, the terms “we”, “us” and “our” mean Freshwater Technologies, Inc. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

               We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On May 20, 2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc., to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director, Mr. B. Robertson as our Chief Financial Officer, Treasurer and director and Mr. Douglas Robertson as our Secretary and director.

               We are a distributor of drinking water products and water activation products to wholesalers, sub-distributors and retailers for household and commercial applications. Our drinking water product line consists of Sterilight branded ultra violet products that are supplied to our company by R-Can Environmental Inc., a leading international manufacturer based out of Guelph, Ontario, Canada. The Sterilight branded R-Can ultraviolet water treatment systems incorporate ultraviolet light energy to eradicate microbiological contaminants in drinking water. Unlike traditional disinfection methods such as chlorination (which can not only react with natural organic matter to produce objectionable taste and odor but also forms substances with known carcinogenic properties such as trihalomethane) ultraviolet light imparts no residual chemicals into the water. The Sterilight ultraviolet lamp emits powerful ultraviolet light energy. Genetic components contained in the water borne contaminants absorb the light energy disrupting the DNA structure of contaminants and prevents reproduction. This process makes the treated water safe for human consumption. Sterilight disinfection lamps provide consistent ultraviolet output over the 9,000 hour uniform life of the lamp and uniform temperature distribution.

                Our water activation product line, manufactured by Nihon Jisui Co. Ltd. of Japan, is distributed worldwide by ELCE International Inc. of Switzerland. Water activation is a chemical free process which is designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems. This water treatment system removes rust, scale and corrosion within heating and cooling systems. ELCE water activation units change water physically without removing or adding chemical impurities, ions or minerals. The essential elements of the ELCE device lie in the properties of its ceramic balls, hardened to 1,200 degrees Centigrade. As water passes through the stainless steel chamber containing the ceramic balls, the balls rotate and rub against each other generating several electrical energies which act to reduce and eventually eliminate the rust, scale and corrosion that is caused by minerals and salts in the source water. As a result, ELCE water activation eliminates the conventional use and ongoing costs of harsh chemicals typically used to clean out heating and cooling systems.

                We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of water softeners, water filters, accessories, replacement parts and services.

               The address of our resident agent in Nevada is located at 3155 East Patrick Lane, Ste. 1, Las Vegas, Nevada 89120. Our principal executive offices are located at Suite 200 – 30 Denver Crescent, Toronto, Ontario, Canada M2J 1G8. Our telephone number is 416-490-0254.

               We are a development stage company that has only recently commenced operations. In order to fund our plan of operation, we anticipate that we will require an additional $1,000,000 to $1,400,000 in funding through the next twelve month period.

               Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the financial statements for the periods ended December 31, 2005 and September 30, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

               This prospectus covers the resale by the selling stockholders named in this prospectus of up to 20,400,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

               There were 100,800,000 shares of our common stock issued and outstanding as at February 6, 2007.

USE OF PROCEEDS

               We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

               The following information represents selected audited financial information for our company for the fiscal year ended December 31, 2005 and selected unaudited interim financial information for the nine months ended September 30, 2006. The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 28 of this prospectus.

	Nine Months Ended September 30, 2006	From January 21, 2005 to December 31, 2005*
Revenue	$11,759	$4,011
Net Loss for the Period	$139,718	$335,337
Loss Per Share - basic and diluted	-	$0.02

	As at September 30, 2006	As at December 31, 2005*
Working Capital	$(477,530)	$(318,678)
Total Assets	$74,897	$73,938
Total Number of Issued and Outstanding Shares of Common Stock	100,800,000	20,800,000
Accumulated Deficit	($475,055)	($335,337)
Total Stockholders’ Deficit	($477,530)	($318,678)

*Information for the fiscal year ending December 31, 2005 and as at December 31, 2005 includes the operations of Freshwater Technologies, the company we acquired January 1, 2006.

RISK FACTORS

               An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal revenues from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

To date, we have not generated significant income from our operations and we have been dependent on sales of our equity securities and advances from directors to meet the majority of our cash requirements. From the date of inception on January 21, 2005 to September 30, 2006, we have generated $15,770 in revenue from the sale of our products. As at September 30, 2006, we had cash of $1,447 and negative working capital of $477,530. We expect to generate a moderate positive cash flow from operations in the next twelve month period. We estimate that we will require between $1,000,000 and $1,400,000 to carry out our business plan for the next twelve month period. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Since we are still in the early stages of operating our company and because of the lack of operating history, our independent auditors’ report and Note 1 to the financial statements for the periods ended December 31, 2005 and September 30, 2006 state that these factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to develop our business plan, respond to competitive pressures, sign distribution agreements with distributors and wholesalers and respond to unanticipated requirements or expenses. If we are not able to generate significant revenues from the sale of our products, we will not be able to maintain our operations or achieve a profitable level of operations.

We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. We cannot assure that we will be able to generate enough interest in our products to ever become profitable. If we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock.

We have only commenced our business operations on January 1, 2006 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

               We have a limited operating history. From the date of inception on January 21, 2005 to the closing of the asset purchase agreement on January 1, 2006, our business operations consisted primarily seeking out prospective entities with which to enter into a merger or business combination. Since January 1, 2006, we have concentrated on our new business of selling drinking water products and water activation products to distributors for resale in our target markets of North America, South America, Central America and the Caribbean. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainties regarding our level of future revenues, our inability to budget expenses and manage growth accordingly, and our inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the drinking water and water activation industries make it difficult or impossible to predict future results of our operations. We may not establish a distribution network that will make us profitable, which may result in the loss of some or all of your investment in our common stock.

The fact that we have only generated limited revenues since our inception raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ report in connection with our audited financial statements.

               We have generated limited revenues since our inception on January 21, 2005. Since we are still in the early stages of operating our company and because of the lack of operating history, our independent auditors’ report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Between January 21, 2005, the date of inception, to September 30, 2006, we raised $13,000 through the sale of shares of our common stock with the balance of our financing requirements coming from two directors. We estimate our average monthly operating expenses to be approximately $24,000 per month. We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. Our primary source of funds has been the sale of our common stock and advances from two of our directors and officers. We cannot assure that we will be able to generate enough interest in our products. If we cannot attract a successful distribution network, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on the financial statements for the periods ended December 31, 2005 and September 30, 2006.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment.

               We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product selection and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness, or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

               Our company anticipates that the funds that were raised from private placements by way of subscription agreements and funds advanced from directors will not be sufficient to satisfy our cash requirements for the next twelve month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we incur unexpected costs in expanding our distribution network;

2.	we are unable to create a substantial market for our products;

3.	we incur any significant unanticipated expenses;

4.	we find that we need to acquire additional water treatment products based on market needs.

               The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of operations.

               We depend almost exclusively on outside capital to pay for the continued development of our business and the marketing of our products. Such outside capital may include the sale of additional stock, shareholder and director advances and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

               If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our sales of our drinking water and water activation products and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

Our company relies on two suppliers who supply our company with all of our products and as a result, we could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the suppliers or by the deterioration or termination of our relationship with the suppliers.

               We sell drinking water products and water activation products. Our sole supplier of drinking water products, R-Can Environmental Inc. of Guelph, Ontario, Canada, supplied our company with all of our drinking water products that our company sold during the year ended December 31, 2005 and the nine months ended September 30, 2006. Similarly, our sole supplier of water activation products, ELCE International Inc. of Japan, supplied our company with all of our water activation products that our company sold during the year ended

December 31, 2005 and the nine months ended September 30, 2006. Our two suppliers manufacture their respective products and develop the technologies within such products. In addition, both suppliers also supply similar products from other manufacturers. As of May 2005, R-Can Environmental Inc. supplied our company with products from some components from outside suppliers but all R-Can products are assembled and shipped from their Guelph, Ontario, Canada manufacturing facility. All ELCE International, Inc. water activation units are manufactured, assembled and shipped from Japan.. A significant decline in our suppliers’ financial condition, a material rise in the cost of their prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with R-Can Environmental Inc. or ELCE International Inc. deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by such suppliers, our results of operations could be adversely affected.

Our future operating results are subject to a number of uncertainties. If these factors negatively affect our business, you could lose your entire investment.

               Our future operating results are subject to a number of uncertainties, including our ability to market our potable water beverage and water activation products and to develop and introduce new products, our ability to penetrate new markets, the marketing efforts of distributors and retailers of our products, most of which also distribute or sell products that are competitive with our products, the number, quantity and marketing forces behind products introduced by competitors and laws and regulations and any changes thereto, especially those that may affect the way in which our products are marketed and produced, as well as laws or regulations that are enforceable by such regulatory authorities as the Food and Drug Administration.

Changes to the current or future government regulation of our products may add to our operating costs.

               We may face unanticipated operating costs due to future government regulation of drinking water standards. We believe that we are not currently subject to direct regulation of our current and expected activities, other than regulations generally applicable to businesses. However, the issue of what constitutes pure drinking water as is currently defined leaves the claim of purity open to a broad spectrum of water providers. Laws and regulations may be introduced that affect drinking water standards and claims of purity or other characteristics of water being sold to consumers. Complying with new regulations could increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Although we rely on distributors who sell our products in our target markets, there is a risk that we may be deemed to be actively selling in jurisdictions that may impose regulations on the sale of our products. Under such circumstances, we could be subject to fines or penalties that could have a material adverse impact on our business and operations.

Sales and delivery of our products may be interrupted due to international political situations, natural disasters or other causes.

Most of our products are manufactured in Canada and Japan. Our target market includes Caribbean and South America countries which are subject to social, economic and political uncertainty. We are subject to the risk that the sale, payment and delivery of our products may be interrupted as a result of social, economic and political turmoil or by natural disasters such as earthquakes and fires. Any such interruptions may cause us to lose customers and distributors and, accordingly, may adversely affect our business and results of operations.

Our industry is very competitive and we may not be able to achieve long term success.

Our products compete with a number of established brands and new products that target the same market as we do. We compete against major manufacturers of both traditional and new age beverages, most with substantially greater marketing, cash, distribution, production, technical and other resources than us. Although the size of the new age beverage market has grown, the competition and number of brands has also increased. There can be no assurance that future growth of the new age beverage market will result in increased demand for our products. Our market distribution and penetration may be limited as competition increases. Based on industry information, the product life cycle for beverage brands and products may be limited to a few years in a geographic distribution area before consumers’ taste preferences change. The development of new products requires a significant investment of capital and there can be no assurance that such new products, when introduced, will be accepted by consumers. Our current products are in varying stages of their life cycles. We expect that these life cycles will vary from product to product, and there can be no assurance that such products will either become or remain profitable for us. A failure or inability to introduce new brands, products or product extensions into the marketplace as existing products mature would likely prevent us from achieving long-term profitability.

All of our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

               All three of our directors and officers are involved in other business activities. Max Weissengruber, our President and director, spends approximately 20 hours per week, or 50%, of his business time on the management of our company. D. Brian Robertson, our Chief Financial Officer, Vice-President of Sales and director, spends approximately 35 hours per week, or 90%, of his business time on the management of our company and Douglas R. Robertson, our Secretary and director, spends approximately 4 hours per week, or 10%, of his business time on the management of our company. As a result of their other business endeavors, Mr. Weissengruber, Mr. B. Robertson and Mr. D. Robertson may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. In addition, the management of our company may be periodically interrupted or delayed as a result of our directors’ and officers’ other business interests.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

               All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against them.

In the event that Freshwater Technologies, Inc. were to lose its domain name, it would be difficult to maintain effective relationships with our existing customers as well as prospective customers who had originally been approached by Freshwater Technologies, Inc. The establishment and maintenance of a distribution network for the sale of our drinking water and water activation products will be essential to the success of our business.

               We offer drinking water and water activation products to distributors through our marketing efforts. Since we expect that in the future, substantially all of our revenues will be generated from product sales through distributors, it is vital that we have a flexible relationship with potential distributors and wholesalers in the industry.

We realize that our distribution partners represent the lifeline with existing customers as well as prospective customers for our products.

               We believe that establishing and maintaining professional working relationships that are flexible for both parties will help increase the awareness of our products. Promotion of our products will depend largely on our success in managing samples and systems that best support our future distributors. In order to attract and retain distributors of our products and to promote and maintain our relationships in response to competitive pressures, we may increase our financial commitment to expanding and developing our business systems. If we are unable to provide high quality, competitively priced products, or otherwise fail to establish and maintain our industry relationships, incur excessive expenses in an attempt to improve, or promote and maintain our systems, we will not achieve profitable operations and you may lose some or all of your investment in our common stock

We rely upon our website in both English and Spanish to maintain effective marketing and technical contact with our customers as well as distribution partners.

               We design and manage our own website (www.freshwatertechnologies.ca) which contains product, technical, marketing and sales information as well as an investor relation section. There is a special Spanish language section for our Latin American distribution partners. In the event that there is a technical problem or temporary loss of the website, we may not have the internal resources that will allow us to quickly re establish an up-to-date website.

Because our directors and officers control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

               Our directors and officers, in the aggregate, beneficially own 79.4% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers and directors control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you may lose your investment.

               We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

               There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may affect the market price of our common stock in a material adverse manner.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

               We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Since our common stock has never been traded and, if a market ever develops for our common stock, the price of our common stock is likely to be highly volatile and may decline after the offering. If this happens, investors may have difficulty selling their securities and may not be able to sell their securities at all.

There is no public market for our common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

  variations in our quarterly operating results;
  changes in securities analysts estimates of our financial performance;
  changes in general economic conditions and in the software industry;
  changes in market valuations of similar companies;
  announcements by us or our competitors of significant new products; and, the loss of key management.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

               Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 20.2% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

               We are authorized to issue up to 400,000,000 common shares, including 100,000,000 Series B common shares which have equal rights and preferences as our common shares. As of February 6, 2007, there were 100,800,000 common shares issued and outstanding and no Series B common shares issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

               Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

               In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page 37 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-

dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

               Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

               This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

               While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

               Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

               This prospectus covers the resale by the selling stockholders named in this prospectus of up to 20,400,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S and or Regulation D and/or Section 4(2) or 4(6) under the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price $0.50 per share until our common stock is quoted on the Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

               The selling stockholders may sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our company, however, cannot provide our investors with any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any other exchange. The offering price of $0.50 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

USE OF PROCEEDS

               The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $32,000.

DILUTION

               The common stock to be sold by the selling stockholders is 20,400,000 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

               We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

               The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 20,400,000 shares of common stock to be registered, the numbers in the table below representing the amount and percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his shares of common stock in the offering.

               The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 6, 2007 and the number of shares of common stock covered by this prospectus.

               Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Thirteen of the fifty five selling stockholders are family, close personal friends or business associates of Max Weissengruber, D. Brian Robertson and Douglas R. Robertson, the current directors and officers of our company, and such individuals contacted each of the selling stockholders on an individual basis.

Name of Selling Stockholder and Position, Office or Material Relationship with Freshwater Technologies, Inc.(1)	Common Shares owned by the selling Stockholder before the Offering(2)	Total Shares Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(3)
			# of Shares	% of Class
482229 B C Ltd.(4)	1,726,000	1,726,000	Nil	0%
Michael Borrelli	788,000	788,000	Nil	0%
Barbara Brandes	600,000	600,000	Nil	0%
Victoria Broten	600,000	600,000	Nil	0%
Rhonda Caldwell	200,000	200,000	Nil	0%
Joseph Cira	393,000	393,000	Nil	0%
Douglas Coombs	834,000	834,000	Nil	0%
Rene Dureault	1,000	1,000	Nil	0%
Phil Fraser	1,000	1,000	Nil	0%

Name of Selling Stockholder and Position, Office or Material Relationship with Freshwater Technologies, Inc.(1)	Common Shares owned by the selling Stockholder before the Offering(2)	Total Shares Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(3)
			# of Shares	% of Class
Rod Gall	400,000	400,000	Nil	0%
Rose Gibbons	533,200	533,200	Nil	0%
John Ginou(5)	333,000	333,000	Nil	0%
Arthur Ginou(5)	1,000	1,000	Nil	0%
Craig Harrison	1,450,000	1,450,000	Nil	0%
Carolyn Hawkins	400,000	400,000	Nil	0%
Ernst Heistand	1,000	1,000	Nil	0%
Kerry Herchuk	600,000	600,000	Nil	0%
Wendy Hickey	1,000	1,000	Nil	0%
Karen Hodgson	1,000	1,000	Nil	0%
Dave Hoffmann	200,000	200,000	Nil	0%
Jeff Hoogveld	1,050,000	1,050,000	Nil	0%
Bikan Johal	2,400,000	2,400,000	Nil	0%
Laurin R Jordan	600,000	600,000	Nil	0%
William Kloepfer	549,300	549,300	Nil	0%
Marion Knight	600,000	600,000	Nil	0%
Elena Komtova	1,000	1,000	Nil	0%
Brenda Lachtin	1,000	1,000	Nil	0%
Paul Lindahl	533,200	533,200	Nil	0%
Corwin McCaig(6)	1,000	1,000	Nil	0%
Sarah McCaig(6)	1,000	1,000	Nil	0%
Tracey McCormick	200,000	200,000	Nil	0%
Nelville J McDougall	600,000	600,000	Nil	0%
Bruce Miller(7)	1,000	1,000	Nil	0%
Linda Miller(7)	1,000	1,000	Nil	0%
Mark Miller(7)	1,000	1,000	Nil	0%
L R Paquette	200,000	200,000	Nil	0%
Richard Rainey	200,400	200,400	Nil	0%
Graham Robertson(8)	935,700	935,700	Nil	0%
William Robertson(8)	1,000	1,000	Nil	0%
George E Robson	533,200	533,200	Nil	0%
John Salamon	1,000	1,000	Nil	0%
Marion Schneider(9)	600,000	600,000	Nil	0%
Marlaine Schneider(9)	1,000	1,000	Nil	0%
Joseph Schneider(9)	1,000	1,000	Nil	0%
Jeff Schneider(9)	1,000	1,000	Nil	0%
Audra Schneider(9)	1,000	1,000	Nil	0%
Don Schneider(9)	1,000	1,000	Nil	0%
Jacque Schneider(9)	1,000	1,000	Nil	0%
Bernard Schneider(9)	1,000	1,000	Nil	0%
Nand Shankar(10)	1,000	1,000	Nil	0%
Ronee Shankar(10)	1,000	1,000	Nil	0%
Patrick Sweeney	1,167,000	1,167,000	Nil	0%
Robert Tonsoo	600,000	600,000	Nil	0%
Bruce Wilson	600,000	600,000	Nil	0%
Totals:	20,400,000	20,400,000

(1)	The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders between December, 1999 and February, 2000. We issued an aggregate of 5,100,000 common shares to the selling security holders at an offering price of $0.0025 per share for gross offering proceeds of $12,750. in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We issued 100,000 common shares to 1 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $250. We issued the shares to the subscribers relying on an exemption from registration under Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. In December 2004, we approved a four for one forward split of the common stock resulting in 20,800,000 common shares issued and outstanding. .Nicholas Campagna, a United States citizen, owns 400,000 common shares.

(2)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	These amounts are estimates. Assumes all of the shares of common stock offered are sold. Based on 100,800,000 common shares issued and outstanding on February 6, 2007.

(4)	482229 B C Ltd. is controlled and owned by Harold Schneider.

(5)	Art Ginou and John Ginou are father and son, living at different addresses.

(6)	Corwin McCaig and Sarah McCaig are spouses living at the same address.

(7)	Bruce and Linda Miller are spouses whose son is Mark Miller. All three live at the same address.

(8)	Graham Robertson is the son of D. Brian Robertson, a director and officer of the Company, but does not live at the same address. William Robertson is unrelated to either D. Brian or Graham Robertson.

(9)

Marion Schneider is the spouse of Harold Schneider whose son is Joseph Schneider and all three reside at the same address. Jeff and Audra Schneider are spouses living at the same address. Don and Jacque Schneider are spouses living at the same address. Bernard Schneider, the son of Harold and Marion Schneider, does not live with any of the above.

(10)	Rand Shankar is the father of Ronee Shankar, who does not live at the same address.

               We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

               The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions; and

6.	a combination of any aforementioned methods of sale.

               The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

               In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

               In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

               The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

               From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

               To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

               We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

               The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

               All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

               Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

               Our transfer agent and registrar is Signature Stock Transfer Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093. Phone: (972) 612-4120.

LEGAL PROCEEDINGS

               We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Max Weissengruber	President and Director	68	January 1, 2006
D. Brian Robertson	Treasurer, Chief Financial Officer, Vice-President of Sales and Director	64	January 1, 2006
Douglas R. Robertson	Secretary and Director	67	January 1, 2006

Business Experience

               The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Max Weissengruber

               Max Weissengruber has served our company as President and director since January 1, 2006. Mr. Weissengruber served as President of Ozolutions Inc., an OTCBB listed company from April 2000 through January 2005 until his appointment as President of International Development Corp., the renamed successor company to Ozolutions Inc. In April 2006, International Development Inc. changed its name to Global Wataire Corp. and Mr.

Weissengruber became Secretary, a position from which Mr. Weissengruber resigned in June 2006. In June, 2006, Mr. Weissengruber was appointed President of Wataire Industries Inc., a publicly traded company with a Pink Sheets listing, a position he still holds. Prior to that, Mr. Weissengruber was a Manager of Consulting Services with KPMG, a worldwide professional firm. He also was Marketing Manager for Wilson Learning Corporation and a consultant in the sales and service area for General Motors and IBM. Before joining Ozolutions in 2000, he was Managing Partner of Acris Partners, a marketing and consulting firm specializing in employee surveys and marketing communications. Mr. Weissengruber has also lectured on business subjects at the University of Toronto and on Entrepreneurship in the Masters in Business Administration Program at the Canadian School of Management.

               Mr. Weissengruber currently spends approximately 20 hours per week providing services to our company, which represents approximately 50% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

D. Brian Robertson

               D. Brian Robertson has served our company as Treasurer, Chief Financial Officer, Vice-President of Sales and director since January 1, 2006. Mr. B Robertson is a chartered accountant registered with the institute of Chartered Accountants in Ontario and responsible for all finance related aspects of our company. He joined Touche Ross & Co., Chartered Accountants, and obtained his Chartered Accountant Degree in 1964 and supervised a number of audits including several major Canadian companies. During 1978 and 1979 he was General Manager of F.G, Bradley Co. Ltd. a large Canadian meat purveyor with approximately 500 employees. In 1982 he became an investment advisor for a Canadian investment dealer Osler, Wills, Bickle Ltd. and in 1988 a director of Continental Securities Limited. During the 1990’s, Mr. B. Robertson was self-employed as a business consultant to a number of different business enterprises. In 2000, he was instrumental in founding Ozolutions Inc., where he continued to act as a financial consultant and business advisor before becoming Chief Financial Officer of International Development Corp. in September 2004 until January 2006. International Development Corp. is an OTCBB listed company.

               Mr. Brian Robertson currently spends approximately 35 hours per week providing services to our company, which represents approximately 90% of his working hours. He spends the remainder of his working hours working on various other business endeavors.

Douglas R. Robertson

               Douglas Robertson has served our company as Secretary and director since January 1, 2006. Mr. D. Robertson served as Chief Financial Officer of Ozolutions Inc. from July 2003 until September 2004. He was also a director of International Development Corp. from 2001 to 2006. He has been General Manager of MTL Trading of Toronto since May 2001. MTL Trading is engaged in the business of buying and selling meat and poultry products. From June 1997 to April 2001, Mr. D. Robertson was the President and sole shareholder of Robertson Foods of Toronto, a company engaged in exporting pork, beef and poultry products.

               Mr. Douglas Robertson currently spends approximately 4 hours per week providing services to our company, which represents approximately 10 % of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

Committees of the Board

               We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Promoters

               The promoters of our company are our President Max Weissengruber, our Treasurer, Chief Financial Officer and Vice-President of Sales D. Brian Robertson and our Secretary Douglas R. Robertson.

Family Relationships

               There are no family relationships among our directors or officers

Involvement in Certain Legal Proceedings

               Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth, as of February 6, 2007 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Max Weissengruber 30 Denver Crescent Toronto, Ontario, Canada M2J 1G8	40,000,000	39.7%
D. Brian Robertson 49 South Street Orillia, Ontario, Canada L3V 3T2	40,000,000	39.7%
Douglas R. Robertson 2189 Castlestone Court Mississauga Ontario, Canada L5B 1X9	Nil	Nil%
Directors and Officers (3 – as a group)	80,000,000	79.4%

(1)	Based on 100,800,000 shares outstanding as of February 6, 2007.

Changes in Control

               We are unaware of any contract, or other arrangement or provision of our Articles or By-laws, the operation of which may at a subsequent date result in a change of control of our company

DESCRIPTION OF COMMON STOCK

               We are authorized to issue 400,000,000 shares of common stock with a par value of $0.001, which number includes 100,000,000 shares of common stock designated as Series B common stock. Each share of Series B common stock entitles the holder to equal rights and preferences, including voting rights, as the holders of our regular common stock. As at February 6, 2007 we had 100,800,000 common shares issued and outstanding. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

               Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

               There are no provisions in our Articles of incorporation or our By-laws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

               We have engaged the firm of Manning Elliott LLP, Chartered Accountants, to audit our financial statements for the fiscal periodfrom January 21, 2005 (date of inception) to December 31, 2005 and the nine month period ended September 30, 2006. There has been no change in the accountants and no disagreements with Manning Elliott LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

               No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

               The financial statements of our company included in this registration statement have been audited by Manning Elliott, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

               Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

               Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising our of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

               Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the board of directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

               Expenses incurred in defending any action, suite or proceeding may be paid by our company in advance of the final disposition, when authorized by our board of directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

               Our executive and head office is located at Suite 200, 30 Denver Crescent, Toronto, Ontario, Canada M2J 1G8. The 150 square foot office is provided by Max Weissengruber at no cost to the company. This operating facility functions as our main operating facility. We also store inventory and related parts at 78 A Millwood Road, Toronto, Ontario, Canada at a cost of $150 per month, under an informal lease arrangement with Graham Linttell. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc. to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director and Mr. B. Robertson as our Chief Financial Officer and director.

Summary of Current Business

We are a distributor of water purification products to wholesalers, sub-distributors and retailers for household and commercial applications. We currently offer two product lines consisting of drinking water products and water activation products. The drinking water products feature Sterilight branded ultra violet products that are supplied to our company by R-Can Environmental Inc., a leading international manufacturer based out of Guelph, Ontario, Canada. Sterilight branded ultraviolet water treatment systems incorporate ultraviolet light energy that eradicates harmful microbiological contaminants in drinking water. Traditional disinfectant methods such as chlorination reacts with natural organic matter to produce objectionable taste and odor and also forms substances with known carcinogenic properties such as trihalomethane. Ultraviolet treatment methods, like R-Can’s advanced Sterilight technology, utilize a powerful light energy. Generic components contained in the water borne contaminants absorb the light energy which disrupts the DNA structure of the contaminants preventing reproduction resulting in drinking water safe for consumption. Sterilight lamps provide consistent UV output over the 9,000 hour life of the lamp and uniform temperature distribution.

Our water activation products are designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems without the use of chemicals. Our water activation products are supplied to our company by ELCE International Inc., the worldwide distributor of ELCE products manufactured by Nihon Jisui Co. Ltd. of Japan. ELCE water activation treatment systems remove rust, scale and corrosion within heating and cooling systems. The water activation units, which range in water flow capacity from 11 liters per minute to over 3,000 liters per minute, change water properties physically without removing or adding chemical impurities, ions or minerals. The essential elements of the ELCE device lie in the properties of its ceramic balls, hardened to 1200 degrees Centigrade. As water passes through the stainless steel chamber containing the ceramic balls, the balls rotate and rub against each other generating several forms of electrical energy which act to reduce and eliminate the accumulated rust, scale and corrosion that is caused by minerals and salts in the source water. As a result, ELCE water activation eliminates the conventional use and ongoing costs of continually using harsh chemicals to clean out deposits within heating and cooling systems. We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of accessories, replacement parts and services compatible with both types of our water treatment systems.

               Currently, we market our products to wholesalers, sub-distributors and retailers for re-sale in North America, South America and the Caribbean markets. As a marketing initiative, we also offer training and technical information to customers who may then pass on such knowledge and information to the end-user. Our primary objective in the short-to-medium term is seizing maximum market share. As a result of the broad geographic span of our target market and our development stage of operations, we have focused on the development of distribution alliances as the preferred means of business development. Our company intends to leverage external resources to minimize overhead and to seek market development by tapping into existing client pools of distributors. These arrangements may take the form of a distribution agreement, joint venture or partnership agreement. To date, we have entered into 3 distribution agreements for representation of our products. We believe that without well- established, reputable local partners, it is difficult to manage the language, culture and business practices of foreign territories.

               We believe that we can develop a distribution network by offering first class products to our distributors. Through our distribution network, we hope to derive recurring sales revenue from sources, such as servicing potable water equipment, the sale of replacement parts, filters and other consumables. Our distribution network may enable us to offer complete solutions to water problems for residential and commercial customers through a combination of testing, product selection, installation, monitoring and service. We also intend to use a distribution network as a way to introduce new product lines and enter new markets. Distributors are required to purchase all their requirements for water treatment products from our company. As we do not manufacture our products, we are not required to invest in capital intensive infrastructure that is necessary to complete the manufacturing process. Instead, we will purchase finished product from our two supplier-manufacturers in quantities sufficient to satisfy product orders of our customers.

Drinking Water Products

               We represent a wide range of ultraviolet drinking water products, all of which are provided to us by R-Can Environmental Inc., pursuant to our non-exclusive distribution agreement. R-Can Environmental Inc. manufactures all products in Ontario, Canada. All of the drinking water products that we distribute incorporate ultraviolet technology to sterilize and clean drinking water. Ultraviolet disinfection is a well-established, economical and chemical free process that offers a 99.9% reduction in bacteria, parasites and viruses in drinking water. Ultraviolet technology imparts no chemical residues to the water supply and management believes the technology represents the most simple and cost-effective way to treat drinking water supplies. Water is treated as it passes through a chamber where it is exposed to ultraviolet radiation.

               R-Can Environmental Inc.’s ultraviolet products range from 1-2 gallons per minute weighing 11 lbs. to larger units that can treat 1,000 gallons per minute weighing 1,100 pounds. The company has one of the widest ranges of sizes and types of ultraviolet water treatment systems currently manufactured in North America and is capable of making and assembling all of its products in the Guelph, Ontario, Canada manufacturing facility.

               The technology utilized in our drinking water products exposes water to an ultraviolet purification cycle which provides protection against bacteria and other organic matter. Our water purification system operates as follows: Sterilight ultraviolet water sterilizers incorporate natural ultraviolet light energy to eradicate water borne contaminants such as bacteria, viruses and parasites. Water enters through the bottom part of the ultraviolet reactor chamber and swirls around a low pressure mercury vapor lamp protected by a quartz sleeve. The UV lamp emits powerful ultraviolet light energy at a wave length of 253.7 nm. Genetic components contained in the microorganisms absorb the light energy: this disrupts the DNA and prevents reproduction. Treated water then exits through the top part of the generator cell and is ready for human consumption.

Water Activation Products

               We currently supply approximately 8 different sizes of ELCE water activation devices, all of which are manufactured by Nihon Jisui Co. Ltd. of Japan and provided to us by ELCE International Inc. pursuant to our non-

exclusive distribution agreement. ELCE International Inc. manufactures all products in Japan and ships such products to our company upon request except for an inventory that we purchased previously and expect to sell within nine months.

               Industrial and commercial boiler and refrigeration systems typically rely on water as the medium through which the heat exchange process is achieved. An energy source such as oil, electricity or natural gas is required to operate the conversion to a heating or cooling function. Most water sources, however, naturally contain minerals or salts that create rust and sediment buildup in the water supply system. The result is the gradual accumulation of these materials which reduces the efficiency of operating systems and increases energy costs. Conventional treatment of these operating problems has been through the use of chemicals to remove the deposits which result in increased facility maintenance, labour and chemical costs.

               Our water activation products process water physically without removing or adding chemical impurities. The device is able to remove the mineral and salt buildup by passing water over hardened ceramic balls inside a stainless steel container. As the water passes through and around the ceramic balls, several types of electrical energies are created. This friction causes a gradual erosion of the accumulations of solid materials inside the water system. After a period of several months, depending upon the amount of accumulation, the water system is cleansed and future accumulation of minerals and salts is prevented. The accumulated material is broken down into very tiny pieces which are purged from the boiler, with larger forms of residue captured by bag filters and, in the case of boilers, there are scheduled shutdown periods when accumulated material is cleaned out from the bottom of the boiler. Once existing deposits are removed, ELCE water activation prevents the deposition of any new deposits in the equipment.

All ELCE units are similar in design. A stainless steel cylinder contains a precisely defined number of highly hardened ceramic balls to a certain height within the stainless steel chamber. Units ranging with flow capacities of 13 liters per minute and weighing 5 kilograms to large units with a flow capacity of over 3,000 liters per minute and weighing over 2,300 kilograms standing 2,650 millimeters high.

               The water activation technology in our products offers the following benefits:

1.	Elimination of chemicals;

2.	A reduction in operating costs;

3.	Reduced maintenance costs and labor time;

4.	A 10-year full replacement guarantee;

5.	No environmental impacts;

6.	Energy savings;

7.	Ease of installation and no maintenance; and

8.	Prolonged equipment life as no corrosive chemicals are used.

               We are not aware of any competitor’s products that utilize a similar ceramic based, water-flow technology. Given the innovative and unique character of the technology, our distributors have installed approximately 15 water activation units in Costa Rica, Panama and Peru. Potential customers are able to observe the operation of the technology. Once the operating benefits are demonstrated, including the potential cost savings involved, customers have the option to either purchase or lease the equipment from our distributors.

Sales and Marketing

               Water purification and treatment has developed into a multi-billion dollar global industry in response to an increasingly limited supply of drinkable water, global economic expansion, the increasing need for high-quality or ultra-pure water by commercial and industrial companies, heightened public health and safety concerns relating to drinking water, and the increase of governmental regulations for water quality.

               We rely exclusively upon distributors for the marketing and sale of our products. We have distributors in Cost Rica, Panama and Peru. We solicit distributor candidates through business opportunity ads in direct contact with local mechanical, heating and cooling firms. Distributor recruitment efforts will be supported by appropriate sales literature highlighting our products and technologies as well as our website and R-Can’s own website. We intend to provide a marketing program to support our distribution sales channel. Our support program will be comprised of sales literature, regional advertising in health magazines, newspapers and news magazines in the language of the country in question.

               The target market for our drinking water products consists of household and commercial consumers. The household market includes the sale of water purification products, some of which are installed at the point-of-entry to a residential water system, as well as point-of-use filtration systems designed to improve the quality of drinking water. Household point-of-entry and point-of-use water treatment systems are used to remove bacteria, parasites and viruses in drinking water. Customer requirements for our drinking water products vary by geographical region as a result of differing water qualities and problems. Demand in our target markets of North America, South America and the Caribbean continues to grow in response to public concerns relating to the quality of drinking water. We also offer a wide range of products for commercial customers. Commercial users require water treatment systems that remove health-related contaminants from the available water supply and are capable of treating large quantities of water on a cost effective basis. Our commercial products use technologies similar to our household products, but afford greater capacity, durability and effectiveness and allow customers increased flexibility for customization. For example, commercial customers in the beverage industry may use our products as they require consistent quality water to enable them to preserve uniformity of taste and appearance in their products, to reduce health-related contaminants and minimize equipment maintenance costs.

               We intend to market our products to distributors to commercial customers such as airlines, hotels, restaurants, car washes, laundromats, office buildings and apartment complexes. Our drinking water products can be incorporated into systems for post-mix beverage dispensers, ice machines, coffee makers, steamers and vending machines that are designed to treat water contamination and to ensure that consumer products such as coffee, soups or ice are of the highest quality.

               The target market for our water activation products generally consist of medium to large commercial and industrial customers who utilize boiler and refrigeration systems. Customers may either purchase our products outright or lease such products if they wish to remove accumulated buildup in their water systems.

Training and Technical Information

               We provide distributors with a variety of services, including training, education and technical assistance in each country where we operate. We offer on site management, sales and service instruction and advice and regularly visit each country and work directly in person with our distributors at the time of entry into distribution agreements with our company and through weekly email and telephone contact with each distributor plus 4-5 country visits each year.

Significant Suppliers

               We rely solely upon R-Can Environmental Inc. as the sole supplier of our drinking water products and ELCE International Inc. as the sole supplier of our water activation products. Our two suppliers supplied our company with all of the products that our company offered and sold during the nine months ended September 30, 2006. Both R-Can Environmental Inc. and ELCE International Inc. are also the sole manufacturers and primary developers of the respective technologies in such products. A significant decline in our suppliers’ financial condition, a material rise in the cost of their respective prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with our two suppliers deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by such suppliers, our results of operations could be adversely affected.

Technology

     All technologies utilized within our products have either been developed or sourced and tested by our sole suppliers, R-Can Environmental Inc. and ELCE International Inc..

               The principal technologies utilized in our drinking water products are ultraviolet sterilization techniques widely recognized as an effective and affordable chemical free water treatment technology that meets NSF/EPA drinking water standards for ultraviolet systems and exceeds U.S. Public Health Standards.

The principal technologies utilized in our water activation products are electrolytic fluidization with the use of special ceramic materials. The friction caused by water flowing around the ceramic balls generates several types of electrical energies:

Pyrolectricity: Energy generated by electrons coming out of the ceramics and produced by the temperature differences between the ceramic’s outer surface and water or between the inner and outer areas of the unit.
Piezoeltricity: This form of energy is created by changes in water pressure as water passes through the ceramics or by a change in pressure between the ceramic balls themselves.
Frictional electricity: This electricity is produced due to the friction between the ceramics themselves or caused by the collision between the ceramic balls and the water passing through the stainless steel cylinder.

Intellectual Property

               We do not currently own any intellectual property other than our registered domain name of www.freshwatertechnologies.ca, which we have the right to renew after two years.

Research and Development

               We do not carry out any independent research and development of our products. All research and development is carried out by R-Can Environmental Inc. in regards to our drinking water products and by ELCE International Inc. in regards to our water activation products.

Warranty

               ELCE International Inc. provides a 10 year replacement guarantee on its water activation units provided the unit is installed according to manufacturer’s specifications. R-Can Environmental Inc. Sterilight systems carry a 7 year warranty on the stainless steel reactor chamber, a 1 year warranty on UV lamps and monitor probes, and a 5 year pro rated warranty on all other components.

Competition

Drinking Water

               R-Can Environmental Inc., with its Sterilight ultraviolet systems is a leading North American manufacturer of a wide range of drinking water treatment systems. Competitors include: UV Pure, Trojan, US Filter, Siemans-Wallace & Tiernan systems, Atlantic Ultraviolet Corporation, Puritec, Ecowater and Sunlight Systems. R-Can Environmental Inc. units are competitively priced and are constantly being enhanced with an extensive research and development program that provides better operating performance. Freshwater Technologies Inc. marketing efforts in Central and South America indicate that the larger competitors are not well represented in the markets where we have strong local representation and have not spent the time required to train and assist local marketing partners in understanding the R-Can product line whereas Freshwater Technologies Inc., with R-Can Environmental Inc.’s technical assistance, regularly visits Central and South American countries and works directly with its local partners in technical and sales presentations and pilot installations.

ELCE Water Activation

               ELCE water activation technology features a non chemical approach to the removal of rust , scale and corrosion in heating and cooling installations. Our chief competitors are suppliers of chemicals that are used to remove encrustations in industrial/commercial systems. Firms such as Culligan, Ashland, Nalco and Bayer Inc. sell a range of potential dangerous chemicals to remove rust, scale and corrosion. However, these methods require the constant purchase, storing and handling of chemicals since they do not prevent the re-accumulation of these mineral and salt deposits present in the water sources being used. In addition, the use of strong chemicals tends to reduce the usable life of the material and parts of the heating and cooling systems being treated. ELCE International Inc.’s water activation units, on the other hand, represent a one time cost, minimal maintenance and the ability to prevent re- accumulation of encrustations since the ELCE International Inc. unit is permanently in place treating all source water being used. Companies that do not continually apply chemicals find that deposits will re-form and increase energy costs due to the extra energy expenditures caused by thickening of the inner surfaces of their systems with these deposits.

               Magnetic or electrostatic scale control devices use magnetic energy to remove scale deposits. Although it is a non chemical technology, it tends not to be effective when silica and iron are present as they often are in water supplies. In addition, the effective magnetic units are more expensive than ELCE International Inc. units. In addition, before installing a magnetic device, the systems have to be totally descaled using chemicals or the devices cannot operate effectively. Firms such as Aqua Floe Inc., Descal-A-Matic Corporation, and Electrostatic Technologies are suppliers of this technology but they represent a small percentage in this particular marketplace. There is also concern about the longevity of the technology and whether it can sustain the required performance without a reduction in de scaling capability.

               Many of these competitors have established histories of operation and have greater financial resources than us, enabling them to finance acquisitions and development opportunities, to pay higher prices for the same opportunities, and to develop and support their own operations. In addition, many of these companies have greater name recognition. These companies might be willing to sacrifice profitability to capture a greater portion of the market for products similar to those distributed by us or pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

               The markets in which we compete are highly competitive. We compete with many domestic and international companies in our markets of North America, South America and the Caribbean. In most of the areas in which we compete, we believe we have a competitive advantage based on the technologies provided by our products and our business model to utilize a distributor network to sell, install, service and provide technical support for our products. We believe we are also distinguished by the breadth and range of our products, compared to our competitors. The principal methods of competition are distribution capabilities, product specifications, product knowledge, reputation, technology, service and price. Some of our competitors are multi-line companies with other principal sources of income who have substantially greater resources than our company while many others are local product assemblers or service companies.

               As the demand for purified water continues to grow, companies in the water purification and treatment industry increasingly offer a wide variety of products and services designed to address the growing demand. Alternative technologies include reverse osmosis, filtration, ion-exchange filtration, and biological processes. Reverse osmosis is a process that utilizes pressure to force water to pass through a semi-permeable membrane that rejects contaminants in the water. The product water passes through to a holding tank. The process, however, is generally slow in comparison to other methods and may require professional installation. Additionally, it does not effectively reduce certain potentially harmful microorganisms and pollutants. Filtration is a process typically used for separating solids from a liquid by means of a porous substance such as layers of an inert media (e.g., sand, gravel, ceramic, carbon) or a membrane. Although filters may remove some particulate matter and may improve the taste and odor of water, it does not effectively reduce certain potentially harmful microorganisms and pollutants. Ion exchange filtration involves water passing through a cylinder containing thousands of small beads made of plastic resin. The chemical properties of the resin interact with the water, attracting contaminants onto the resin. Ion exchange is commonly used for water softening and the production of ultra-pure water required for use in such industries as the semiconductor industry.

Government Approval

               Neither our company nor our company’s products or services are regulated by governments in any of our markets and no permits specific to our industry are required in order for our company to operate or to sell our products and services. R-Can Environmental Inc. has received NSF approval for meeting ultraviolet drinking water standards which are generally higher than standards in the countries where we sell ultraviolet products. Some jurisdictions, like the EPA In the United States, have developed drinking water standards which can be achieved with a variety of technologies but not with direct regulation of such devices themselves.

Environmental Issues

               To our knowledge, neither the sale nor the distribution of our products constitute activities or generate materials, in a material manner, that requires compliance with federal, state or local environmental laws in any jurisdictions of our operation. Our ultraviolet water treatment systems must meet drinking water standards in any jurisdictions where we maintain business operations.

Employees

               Our company is currently operated by Max Weissengruber as our President, D. Brian Robertson as our Treasurer, Chief Financial Officer and Vice-President of Sales and Douglas R. Robertson as our Secretary. We periodically hire independent contractors to execute our marketing, sales, and business development functions. Our company may hire employees when circumstances warrant. At present, however, our company does not anticipate hiring employees in the near future.

PLAN OF OPERATION

               The following discussion should be read in conjunction with our audited financial statements for the nine months ended September 30, 2006 and the period ended December 31, 2005 and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 6 of this registration statement.

               Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Company Overview

               We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On May 20,2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc., to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director and Mr. B. Robertson as our Treasurer, Chief Financial Officer and director.

Summary of Current Business

               We are a distributor of water purification products to wholesalers, sub-distributors and retailers for household and commercial applications. We currently offer two product lines consisting of drinking water products and water activation products. The drinking water products are Sterilight branded ultraviolet products that are supplied to our company by R-Can Environmental Inc., a leading international manufacturer based out of Guelph, Ontario, Canada. Sterilight branded R-Can ultraviolet water treatment systems incorporate ultraviolet light energy to eradicate microbiological contaminants in drinking water. Traditional disinfection methods like chlorination react with natural organic matter producing objectionable taste and odor and also forms substances with known carcinogenic properties such as trihalomethane. Ultraviolet imparts no residual chemicals into the water. This process makes the treated water safe for human consumption. The Sterilight Ultraviolet lamp emits powerful ultraviolet light energy. Genetic components contained in the water borne contaminants absorb the light energy and disrupts the DNA structure of contaminants and prevents their reproduction. Sterilight lamps provide consistent ultraviolet output over the 9,000 hour life of the lamp and uniform temperature distribution.

               Our water activation products are designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems without the use of chemicals. Our water activation products are supplied to our company by ELCE International Inc. and manufactured by Nihon Jisui Co. Ltd., a Japanese company. We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of accessories, replacement parts and services that complement our drinking water systems.

Results of Operations for the Period from January 21,2005 (date of inception) to December 31, 2005

              The financial statements have been restated to reflect the operations of Freshwater Technologies, Inc. from the date of its incorporation, January 21, 2005. During the period ended December 31, 2005, we generated $4,011 in revenue. This revenue was generated from sales of our drinking water products. The cost of sales on these orders was $135,769. Included in the cost of sales is an amount of $132,332 to provide for accounts receivable that are deemed to be uncollectible; the balance of $3,437 is the company’s cost of goods sold or 86% of sales revenue.

               During the period from January 21, 2005 to December 31, 2005, our operating expenses totaled $203,579. Consulting costs were $83,000. General and administrative expenses were $29,947 Marketing and sales expenses totaled $73,330.. Imputed interest, on Director’s loans totaled $17,302. We reported a net loss of $335,337 for the year ended December 31, 2005.

Results of Operations for the Nine Months Ended September 30, 2006

               During the nine months ended September 30, 2006, we reconfirmed our supplier agreements, established our premises, performed market research and testing, increased marketing activities, and reconfirmed our distributors to sell our products.

               During the nine months ended September 30, 2006, we generated $11,759 in sales revenue. This revenue was generated from sales of both our drinking water products and water activation products. The majority of the sales consisted of ELCE International Inc. water activation units in Panama and Costa Rica. The cost of sales was $14,130 which included an amount of $9,852 provision for accounts receivable that are deemed to be uncollectible; the balance of $4,278 is the company’s cost of goods sold or 36% of sales revenue.

               During the nine months ended September 30, 2006, our operating expenses totaled $137,347 as compared to $161,153 during the period from January 21, 2005 to September 30, 2005. Marketing and sales expenses and consultants’ costs were $103,651 during the nine months ended September 30, 2006 as compared to $ 122,526 during the period from January 21, 2005 to September 30, 2005. General and administrative expenses were $7,529 during the nine months ended September 30, 2006 as compared to $28,149 during the Period from January 21, 2005 to September 30, 2005. Imputed interest on Directors’ loans was $26,167 for the nine months ended September 30, 2006 as compared to $10,478 for the nine months ended September 30, 2005.. We reported a net loss of $139,718 for the nine months ended September 30, 2006 as compared to a net loss of $172,180 for the Period from January 21, 2005 to September 30, 2005.

Liquidity and Capital Resources

               Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations. There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our products and maintaining a break even or profitable level of operations.

               We have incurred operating losses since inception, and this is likely to continue into the year ended December 31, 2007. Management projects that we may require an additional $1,000,000 to $1,400,000 to fund our operating expenditures for the next twelve month period. Projected working capital requirements for the next twelve month period are broken down as follows:

Estimated Working Capital Expenditures During the Next Twelve Month Period

Operating expenditures

Marketing	$ 300,000 - $ 450,000

General and Administrative	$ 50,000 - $ 75,000

Legal and Accounting	$ 50,000 - $ 75,000

Working capital	$ 400,000 - $ 500,000

Repayment of Directors’ Advances	$ 200,000 - $ 300,000

Total	$ 1,000,000 - $1,400,000

               Our cash on hand as at September 30, 2006 was $1,447. As at September 30, 2006, we had negative working capital of $477,530. We require funds to enable us to address our minimum current and ongoing expenses, continue with marketing and promotion activity connected with the development and marketing of our products.

               We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations may not be sufficient to satisfy all of our cash requirements for the next twelve month period. If we require any additional monies during this time, we plan to raise any such additional capital primarily through the private placement of our securities and further borrowings from our Directors if this type of funding continues to be available..

               Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the periods from January 21, 2005 (inception) to December 31, 2005 and September 30, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

               The financial requirements of our company for the next twelve months are primarily dependent upon the financial support through credit facilities of our directors and additional private placements of our equity securities to our directors and shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Even though our company has determined that we may not have sufficient working capital for the next twelve month period, our company has not yet pursued such financing options. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Operating Activities

               Operating activities provided cash of $454 for the period between January 21, 2005 to December 31, 2005. Operating activities provided cash of $993 for the Nine Month period ended September 30, 2006 and nil for the period from January 21, 2005 and September 30, 2005. The cash provided during the respective periods was largely the result of loans to the company from our directors.

Financing Activities

               Net cash used in financing activities was nil for the period between January 21, 2005 to December 31, 2005. Net cash used in financing activities was $45,301 for the nine month period ended September 30, 2006 and nil for the period from January 21, 2005 to September 30, 2005.

               On May 20,2006, we issued 80,000,000 shares to the directors of our company for the net assets, goodwill, name and business of Freshwater Technologies, a water treatment distribution company, in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Max Weissengruber and D. Brian Robertson acquired 40,000,000 shares each. Mr. Weissengruber and Mr. Robertson are not U.S. persons as that term is defined in Regulation S.

               Between December 1999, and February, 2000 we issued 5,100,000 common shares to 23 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $12,750 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S.

               Between December 1999, and February, 2000 we issued 100,000 common shares to 1 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $250. We issued the shares to the subscribers relying on an exemption from registration under Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

Growth Strategy

               We plan on increasing our revenues by increasing our product offerings and increasing our distribution network using independent distributors. In the future, our company also hopes to expand further into the North and South American markets to provide water purification and water activation products. Our success will be largely dependent upon the marketing of our products to a variety of markets, the offering of additional products and/or technologies by our two suppliers and future additional suppliers and the establishment of relationships with an increased number of distributors.

Future Operations

               Our primary objectives for the next twelve month period include the further development and expansion of our present marketplace. We believe that there is a strong market for our innovative and cost effective product lines. We intend on expanding our market-share in South America by entering Chile, Argentina, Columbia and Ecuador and establishing relationships with heating and cooling service and equipment suppliers as well as firms already supplying pumps, water tanks, and other water related equipment.

Marketing

               We estimate that we will incur $400,000 in marketing costs during the next twelve month period. Our proposed marketing activities for the next twelve month period include:

1.

Advertisements in local markets, in the language of the country and editorial coverage in water treatment journals and magazines demonstrating successful applications of ultraviolet and water activation technologies.

2.	Participation in selected trade show directed at both distributors as well as consumer related events for people interested in drinking water treatment systems for their own homes.

3.

Building on local, word-of-mouth support from satisfied customers who have contacts within their own industry or community or, in the case of individual home owners, people who live in their communities who are concerned about drinking water quality and looking for affordable treatment solutions.

4.	Pursuit of local distributors who will properly represent our products.

General and Administration

               General and administration costs include personnel costs, office, and miscellaneous expenses. We estimate that we will incur $50,000 in general and administrative costs during the next twelve month period based on previous costs and probable expansion of our business over the next twelve month period.

               Our company is currently operated by Max Weissengruber as our President, D. Brian Robertson as our Treasurer, Chief Financial Officer and Vice-President of Sales and Douglas R. Robertson as our Secretary. We periodically hire independent contractors to execute our marketing, sales, and business development functions. In the next twelve month period, we plan to hire independent contractors to assist in business development with an emphasis on marketing, recruiting and management of distributors. We may choose to compensate such persons with consideration other than cash, such as shares of our common stock or options to purchase shares of our common stock.

Other Expenses

               We also incur expenses unrelated to the sales operations including legal expenses relating to the preparation of this registration statement and prospectus. We expect to incur a total of $32,000 in legal and accounting expenses related to the preparation and filing of this registration statement and prospectus. After the effectiveness of this registration statement, we expect our ongoing legal and accounting expenses to be significantly reduced, averaging less than $2,000 per month.

               In management’s opinion, we need to achieve the following events or milestones in the next twelve month period in order for us to become a going concern:

1.	We must continue to develop a larger distribution network which, in turn, must succeed in selling our products to end-users. Continuous technical and sales support and in person visits calling on customers and potential customers is the most effective way to increase the sales effectiveness of our distributors. New distributors have been generated by cold-calls, email lists and most importantly, by referrals from current customers.

2.

Our distributors must increase the orders made by existing customers. This will be accomplished by customer satisfaction with the performance and pricing of the existing product lines and by establishing additional product lines with existing customers.

3.	We must improve our gross profit margin by increasing our orders resulting in larger discounts and decreasing our shipping costs.

Purchase or Sale of Equipment

               We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Off-Balance Sheet Arrangements

               Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

               Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

               The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

               In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in our financial statements.

Revenue Recognition

Our company recognizes revenue when delivery has occurred or services have been rendered and collectibility is reasonably assured.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

               On May 20, 2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we appointed

Mr. Weissengruber as our President and director, Mr. B. Robertson as our Chief Financial Officer, Treasurer and director and Mr. Douglas Robertson as our Secretary and director.

               Max Weissengruber and D. Brian Robertson, although not obligated to do so, have expressed willingness to advance the Company funds on a short-term basis to the extent necessary and, at September 30, 2006 had advanced funds totaling $473,558 to the Company.

               Given that we were a start-up, development stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

               The promoters of our company are Max Weissengruber, our President and director, D. Brian Robertson, our Treasurer, Chief Financial Officer, Vice-President of Sales and director and Douglas R. Robertson, our Secretary and director.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)                1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 100,800 shares as of the date of this prospectus; or

(2)                the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

               Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

               Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

               As of the date of this prospectus, persons who are our affiliates hold 80,000,000 shares of our common stock that may be sold pursuant to Rule 144 after May 20, 2007. Rule 144 applies to the 80,000,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

               We are registering 20,400,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 57 holders of record of our common stock.

               We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and By-laws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

               Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

               No executive officer of our company or our subsidiary has received an annual salary and bonus that exceeded $100,000 during our three most recently completed fiscal years. The following table shows the compensation received by our executive officers for the period indicated:

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Com pen- sation
Harold Schneider Former Secretary- Treasurer (2) Max Weissengruber President(1) D. Brian Robertson Treasurer(1)	2005 2004 2003 2006 2006	$Nil $Nil $Nil $Nil $Nil	$Nil $Nil $Nil $Nil $Nil	$6,000 $6,000 $6,000 $37,000 $37,000	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil

(1)	Max Weissengruber appointed President and director January 1, 2006. D. Brian Robertson appointed Treasurer and director January 1,2006.

(2)	Harold Schneider, former Secretary /Treasurer appointed September 7,2005.

Stock Options and Stock Appreciation Rights

               During our fiscal year ended December 31, 2005, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

               We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the fiscal year ended December 31, 2005 or the nine months ended September 30,2006.

               We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

               Other than our contracts with Mr. Weissengruber and Mr. B. Robertson set out below, we have not entered into any employment agreement or consulting agreements with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

               On January 1, 2006, we entered into a consulting contract with Max Weissengruber, whereby Mr. Weissengruber agreed to provide services as President of our company for a twelve month term expiring January 1, 2007 in consideration for the payment by our company of $5,000 per month from January 1, 2006 to May 31, 2006 and $3,000 per month from June 1, 2006 to December 31, 2006. The agreement will be reviewed annually by our board of directors and has been extended by the Company to January 1, 2008 at $3,000 per month. Our company has the right to terminate Mr. Weissengruber’s consulting contract at any time with payment, in either cash or stock, of the remaining amount for the year plus any accrued expenses owing at the termination date. Mr. Weissengruber is required to provide us with two months notice prior to termination.

               On January 1, 2006, we also entered into a consulting contract with D. Brian Robertson, whereby Mr. Robertson agreed to provide services as Treasurer and Chief Financial Officer of our company for a twelve month term expiring upon January 1, 2007 in consideration for the payment by our company of $5,000 per month from January 1, 2006 to May 31, 2006 and $3,000 per month from June 1, 2006 to December 31, 2006. The agreement will be reviewed annually by our board of directors and has been extended by the Company to January 1, 2008 at $3,000 per month. Our company has the right to terminate Mr. Robertson’s consulting contract at any time with payment, in either cash or stock, of the remaining amount for the year plus any accrued expenses owing at the termination date. Mr. Robertson is required to provide us with two months notice prior to termination.

Pension, Retirement or Similar Benefit Plans

               There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

               We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements to our stockholders after such reports are required to be prepared and filed with the Securities and Exchange Commission. Following the effective date of this registration statement, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. At such time, our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

               Following the effective date of this registration statement, the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We will be an electronic filer following the effective date of this registration statement. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

               Upon the effective date of this registration statement, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Following such time, our Securities and Exchange Commission filings will be available to the public over the internet at the

Securities and Exchange Commission’s website at http://www.sec.gov.

               You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

               We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

               No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

               Our financial statements are stated in United States dollars and are prepared in conformity with generally accepted accounting principles of the United States. The following audited financial statements for the periods ending September 30, 2006 and December 31, 2005 pertaining to our company are filed as part of this registration statement:

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)

September 30, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Freshwater Technologies Inc. (formerly HMI Technologies Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheets of Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (A Development Stage Company) as of September 30, 2006 and December 31, 2005 and the related statements of operations, cash flows and stockholders' deficit for the periods then ended and accumulated from January 21, 2005 (Date of Inception) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (A Development Stage Company) as of September 30, 2006 and December 31, 2005, and the results of its operations and its cash flows for the periods then ended and accumulated from January 21, 2005 (Date of Inception) to September 30, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any sustained revenues and has incurred significant operating losses from operations. The Company has a working capital deficiency and will need additional financing to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 6, 2007

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
Balance Sheets
(expressed in U.S. dollars)
(A Development Stage Company)

	September 30,	December 31,
	2006	2005
	$	$

ASSETS

Current Assets

Cash	1,447	454
Taxes recoverable	12	1,112
Accounts receivable (net of allowance of $441,561 and $412,073, respectively)	7,622	-
Inventory (Note 3)	60,246	72,372
Prepaid expenses	5,570	-

Total Assets	74,897	73,938

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	71,832	15,860
Due to related parties (Note 4)	473,558	369,719
Deferred revenue	7,037	7,037

Total Liabilities	552,427	392,616

Contingencies (Notes 1 and 8)

Commitments (Note 7)

Stockholders’ Deficit

Common Stock:

Authorized: 400,000,000 common shares, with a par value of $0.001
Issued and outstanding: 100,800,000 shares (2005 – 20,800,000)	100,800	20,800

Additional Paid-in Capital	(103,275)	(4,141)

Accumulated Deficit	(475,055)	(335,337)

Total Stockholders’ Deficit	(477,530)	(318,678)

Total Liabilities and Stockholders’ Deficit	74,897	73,938

The accompanying notes are an integral part of these financial statements

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
Statements of Operations
(expressed in U.S. dollars)
(A Development Stage Company)

	Accumulated	From		From
	From	January 21,		January 21,
	January 21,	2005		2005
	2005	(Date of		(Date of
	(Date of inception)	inception)	Nine Months	inception)
	to	to	Ended	to
	September 30,	December 31,	September 30,	September 30,
	2006	2005	2006	2005
	$	$	$	$
	(audited)	(audited)	(audited)	(unaudited)

Revenue	15,770	4,011	11,759	437

Cost of Sales	149,899	135,769	14,130	11,464

Gross Loss	(134,129)	(131,758)	(2,371)	(11,027)

Expenses

Consulting	130,000	83,000	47,000	65,000
General and administrative	37,476	29,947	7,529	28,149
Imputed interest	43,469	17,302	26,167	10,478
Marketing and sales	129,981	73,330	56,651	57,526

Total Expenses	340,926	203,579	137,347	161,153

Net Loss	(475,055)	(335,337)	(139,718)	(172,180)

Net Loss Per Share – Basic and Diluted		(0.02)	–

Weighted Average Shares Outstanding		20,800,000	59,774,000	20,800,000

The accompanying notes are an integral part of these financial statements

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
Statements of Cash Flows
(expressed in U.S. dollars)
(A Development Stage Company)

	Accumulated
	From	From		From
	January 21,	January 21,		January 21,
	2005	2005		2005
	(Date of	(Date of		(Date of
	inception)	inception)	Nine Months	inception)
	to	to	Ended	Ended
	September 30,	December 31,	September 30,	September 30,
	2006	2005	2006	2005
	$	$	$	$
	(audited)	(audited)	(audited)	(unaudited)

Operating Activities

Net loss	(475,055)	(335,337)	(139,718)	(167,988)

Adjustments to reconcile net loss to net cash used
in operating activities:

Imputed interest	43,469	17,302	26,167	10,478

Changes in operating assets and liabilities:

Accounts receivable	(8,265)	–	(7,622)	14,306
Inventory	(60,246)	(72,372)	12,126	(190,830)
Prepaid expenses and taxes recoverable	(5,582)	(1,112)	(4,470)	–
Accounts payable and accrued liabilities	71,832	15,860	55,971	15,458
Deferred revenue	7,037	7,037	–	7,037
Due to related parties	428,257	369,076	58,539	311,539

Net Cash Provided By Operating Activities	1,447	454	993	–

Increase in Cash	1,447	454	993	–

Cash – Beginning of Period	–	–	454	–

Cash – End of Period	1,447	454	1,447	–

Non-cash investing and financing activities:

Issuance of 80,000,000 shares of common stock
for the acquisition of HMI Technologies Inc.	45,301	–	45,301	–

Supplemental Disclosures

Interest paid	–	–	–	–
Income tax paid	–	–	–	–

The accompanying notes are an integral part of these financial statements

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
Statement of Stockholders’ Equity
From January 21, 2005 (Date of Inception) to September 30, 2006
(expressed in U.S. dollars)
(A Development Stage Company)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total
	#	$	$	$	$
Balance – January 21, 2005 (Date of Inception)	–	–	–	–	–
Adjustment to recognize opening legal capital of HMI
Technologies Inc.	20,800,000	20,800	(21,443)	–	(643)
Donated interest on stockholders’ loans	–	–	17,302	–	17,302
Net loss for the period	–	–	–	(335,337)	(335,337)
Balance – December 31, 2005	20,800,000	20,800	(4,141)	(335,337)	(318,678)
Shares issued on acquisition of Freshwater	80,000,000	80,000	(80,000)	–	–
Donated interest on stockholders’ loans	–	–	26,167	–	26,167
Net book value of HMI Technologies Inc.	–	–	(45,301)	–	(45,301)
Net loss for the period	–	–	–	(139,718)	(139,718)
Balance – September 30, 2006	100,800,000	100,800	(103,275)	(475,055)	(477,530)

The accompanying notes are an integral part of these financial statements

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

1.	Development Stage Company

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”). HMI was incorporated in the State of Nevada, U.S.A. on December 10, 1999, and from incorporation to January 1, 2006, the Company was a “blank check” company as defined under the Securities Act of 1933. Its principal business now involves the distribution and marketing of drinking water products and water activation products. HMI is a Development Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split-adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

The acquisition of the Freshwater business is considered a reverse acquisition and is accounted for under the purchase method of accounting. Under reverse acquisition accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the reverse acquisition (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”). Refer to Note 5.

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated limited revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. In order to fund the proposed plan of operation, the Company will require an additional $1,000,000 to $1,400,000 in funding through the next twelve month period. As at September 30, 2006, the Company had an accumulated deficit of $475,055 and a working capital deficit of $477,530. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 20,400,000 shares of common stock for resale by existing shareholders of the Company at $0.50 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses, stock-based compensation expense and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

- 6  -

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

2.	Summary of Significant Accounting Policies (continued)

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at September 30, 2006, the Company had no cash equivalents.

	d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2006, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	f)	Inventory

Inventory is recorded at the lower of cost and net realizable value on a first-in, first-out basis. At September 30, 2006, inventory consisted of water activation products held for sale.

	g)	Financial Instruments and Concentration of Risk

The fair value of financial instruments which include cash, taxes recoverable, accounts receivable, inventory, accounts payable, accrued liabilities, deferred revenue, and due to related parties were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company deposits cash with a high quality financial institution. For the year ended December 31, 2005, one of the Company’s three distributors comprised 90% of sales revenue and 52% of accounts receivable. For the nine months ended September 30, 2006, two of the Company’s three distributors comprised 89% of sales revenue and 31% of accounts receivable. The other distributor comprised 51% of accounts receivable.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation” using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

2.	Summary of Significant Accounting Policies (continued)

	j)	Revenue Recognition

The Company recognizes revenue from the sale of drinking water products and water activation products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. The majority of the sales consist of water activation units in Costa Rica, Panama and Peru. Revenue consists of the sale of drinking water products and water activation products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. The Company continually monitors timely payments and assesses any collection issues. The allowance for doubtful accounts is based on the Company’s detailed assessment of the collectibility of specific customer accounts. At September 30, 2006, the Company has recognized an allowance of $441,561 for uncollectible amounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

	k)	Stock-based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

	l)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

2.	Summary of Significant Accounting Policies (continued)

	l)	Recent Accounting Pronouncements (continued)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Inventory

	September 30,	December 31,
	2006	2005
	$	$

Finished Goods:
S-1 Units	42,336	42,336
S-2 Units	13,230	15,876
S-3 Units	4,680	4,680
S-4 Units	–	9,480

	60,246	72,372

4.	Related Party Transactions

a)

On January 1, 2006, the Company entered into consulting agreements with the President and CFO of the Company. Under these agreements, both the President and CFO will receive $5,000 per month up to May 31, 2006, decreasing to $3,000 per month commencing June 1, 2006. As at September 30, 2006, the Company recorded $37,000 of consulting expense, $27,000 as marketing and sales expense and $10,000 as general and administrative expense relating to these agreements. Subsequent to September 30, 2006, the Company agreed to extend the term of these agreements to December 31, 2007.

b)

As at September 30, 2006, the Company was indebted to directors and officers of the Company for $473,558 for financing of day-to-day operations. These amounts are unsecured, non-interest bearing, and have no specific terms for repayment.

	c)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to management to acquire the business of Freshwater Technologies Inc. Refer to Note 6.

- 9  -

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

5.	Common Stock

a)

On June 26, 2006, the Company increased its authorized common stock from 200,000,000 common shares to 400,000,000 common shares with a par value of $0.001 per share, which includes 100,000,000 shares of common stock designated as Series B common stock.

	b)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to acquire the business of Freshwater Technologies. Refer to Note 6.

c)

On December 28, 2004, the Company completed a forward stock split on the basis of four new shares of common stock in exchange for every one old shares of common stock outstanding. As a result, the authorized share capital increased from 50,000,000 shares of common stock with a par value of $0.001 to 200,000,000 shares of common stock with a par value of $0.001. The issued and outstanding share capital increased from 5,200,000 shares of common stock to 20,800,000 shares of common stock. All per share amounts have been retroactively restated to reflect the forward stock split.

6.	Business Acquisition

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”) which involves the distribution and marketing of drinking water products and water activation products. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split-adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

The acquisition of the Freshwater business is considered a reverse acquisition and is accounted for under the purchase method of accounting. The acquisition has been accounted for as a continuation of the Freshwater Technologies business in accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”. Under reverse acquisition accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the reverse acquisition (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”).

$
Advances from related parties	(45,301)
Net liabilities assumed	(45,301)

7.	Commitments

a)

The Company’s water activation product line, manufactured by Nihon Jisui Co. Ltd. of Japan, is distributed worldwide by ELCE International Inc. of Switzerland. The Company has formalized their relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. To date, the Company has entered into three distribution agreements for representation of their products, and the distributors are located in Cost Rica, Panama and Peru.

	b)	The Company stores their inventory and related parts in Toronto, Canada for $150 per month, under an informal lease arrangement.

8.	Economic Dependence

The Company relies solely upon R-Can Environmental Inc. (“R-Can”), as the sole supplier of their drinking water products, and ELCE International Inc. (“ELCE”), as the sole supplier of their water activation products. The Company’s two suppliers supplied the Company with 100% of the products that the Company offered and sold during the nine months ended September 30, 2006. Both R-Can and ELCE are the sole manufacturers and primary developers of the respective technologies in such products. As a result, the Company could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the suppliers or by the deterioration or termination of its relationship with the suppliers.

- 10  -

Freshwater Technologies, Inc.
(formerly HMI Technologies, Inc.)
Notes to the Financial Statements
(expressed in U.S. dollars)
(A Development Stage Company)

9.	Income Taxes

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $431,586 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2026. For the periods ended September 30, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $42,923 and $108,132, respectively.

The components of the net deferred tax asset at September 30, 2006 and December 31, 2005, the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:

	September 30,	December 31,
	2006	2005
	$	$
Net Operating Losses	431,586	318,035
Statutory Tax Rate	35%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	151,055	108,132
Valuation Allowance	(151,055)	(108,132)
Net Deferred Tax Asset	–	–

	September 30,	September 30,
	2006	2005

Income tax benefit	$(39,743)	$(54,979)
Change in tax rates	(3,180)	-
Increase in valuation allowance	42,923	54,979

	$-	$-

The Company has incurred operating losses of approximately $431,586 which, if unutilized, will expire through to 2026. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

		EXPIRATION
		DATE OF
		INCOME TAX
		OPERATING
	NET	LOSS CARRY
	LOSS	FORWARDS

2005	318,035	2025
2006	113,551	2026

Total income tax operating loss carry forwards.	$431,586

DEALER PROSPECTUS DELIVERY OBLIGATION

               Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

               We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

               Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising our of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

               Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the board of directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

               Expenses incurred in defending any action, suite or proceeding may be paid by our company in advance of the final disposition, when authorized by our board of directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees		$1,092

Printing and engraving expenses		$500

Accounting fees and expenses		$12,500

Legal fees and expenses		$15,000

Transfer agent and registrar fees		$2,000

Fees and expenses for qualification under state securities laws	$

Miscellaneous		$1,000

Total		$32,092

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

               On May 20,2006, we issued 80,000,000 shares to the directors of our company for the net assets, goodwill, name and business of Freshwater Technologies, a water treatment distribution company, in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Max Weissengruber and D. Brian Robertson acquired 40,000,000 shares each. Mr. Weissengruber and Mr. Robertson are not U.S. persons as that term is defined in Regulation S.

               Between December 1999, and February, 2000 we issued 5,100,000 common shares to 23 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $12,750 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S.

               Between December 1999, and February, 2000 we issued 100,000 common shares to 1 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $250. We issued the shares to the subscribers relying on an exemption from registration under Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

Item 27 EXHIBITS

Exhibit	Description
Number

3.1*	Articles of Incorporation

3.2*	By-laws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1*	Supplier Agreement with ELCE International dated August 18, 2001

10.2*	Distribution Agreement with Avila S.T.E.M., SA dated February 1, 2005

10.3*	Supplier Agreement with R-Can Environmental Inc. dated May 20, 2005

10.4*	Distribution Agreement with JEUFI International, SA dated June 22, 2005

10.5*	Distribution Agreement with Freshwater Latin, S.A. dated September 1, 2005

10.6*	Asset Sale Agreement dated January 1, 2006, among our company, Max Weissengruber and D. Brian Robertson

10.7*	Consulting Agreement dated January 1, 2006, between our company and D. Brian Robertson

10.8*	Agreement with Max Weissengruber, dated January 1, 2006.

23.1*	Consent of Manning Elliott LLP, Chartered Accountants

* Filed herewith

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(6) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, executive officer, or controlling person of the small business issuer in the successful defence of any action, suit, or proceeding) is asserted by such director, executive officer, or controlling person connected with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

               In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Ontario, Canada, on February 8, 2007.

FRESHWATER TECHNOLOGIES, INC.

/s/ Max Weissengruber
By: Max Weissengruber
President and Director
(Principal Executive Officer)
Dated: February 8, 2007

/s/ D. Brian Robertson
By: D. Brian Robertson
Treasurer, Chief Financial Officer, Vice-President of Sales and Director
(Principal Financial Officer and Principal Accounting Officer)
February 8, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Max Weissengruber as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Max Weissengruber
By: Max Weissengruber
President and Director
(Principal Executive Officer)
Dated: February 8, 2007

/s/ D. Brian Robertson
By: D. Brian Robertson
Treasurer, Chief Financial Officer, Vice-President of Sales and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: February 8, 2007

/s/ Douglas R. Robertson
By: Douglas R. Robertson
Secretary and Director
Dated: February 8, 2007